EXHIBIT 4(c)

                  1996 Letter Amendment to Loan Agreement


















































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New Jersey National Bank
CN 1
Pennington NJ  08534-0001
609 771 5615

Stephen F. Bayer
Vice President



                                                   CoreStates
July 1, 1996



Mr. Mark Maddocks, VP-Finance
Dataram Corp
P.O. Box 7528
Princeton, NJ  08543-7528

Dear Mark:

New Jersey National Bank agrees to amend Covenant 6.26 on page 25 of the Loan Agreement dated October 27, 1994 by and between Dataram Corporation and New Jersey National Bank to adjust the required level of Tangible Net Worth downward, to reflect the effect of the Treasury Stock arising from purchases announced on June 12, 1996 and July 1, 1996 of a total of 500,000 shares of the company's common stock, not to exceed $3,500,000.

New Jersey National Bank


By:  STEPHEN F. BAYER, VP
     Stephen F. Bayer, VP

Accepted:

Attest:                            Dataram Corporation


DAWN M. CRAFT                      By:  MARK MADDOCKS
                                        Mark Maddocks, VP-Finance


New Jersey National Bank
CN 1
Pennington NJ  08534-0001
609 771 5615

Stephen F. Bayer
Vice President

                                            CoreStates
                                            New Jersey
                                            National Bank



November 20, 1995



Mr. Mark Maddocks, Controller
Dataram Corporation
P.O. Box 7528
Princeton, NJ  08543-7528

Dear Mark:

New Jersey National Bank hereby amends the Loan Agreement dated
October 27, 1994, Section 6.21 (iii) to read as follows:

"Equipment Lease Payments not to exceed $500,000 per year; and"

All other terms continue in effect without amendment, except as previously amended in writing by the Bank.


Sincerely,

STEPHEN F. BAYER, VP
Stepehn F. Bayer, VP















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